Registration No. 333-

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                       ----------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                          P A L L  C O R P O R A T I O N
             (Exact name of registrant as specified in its charter)

               New York                                  11-1541330
   (State or other jurisdiction of          (I.R.S. Employer Identification No.)
    incorporation or organization)

                             2200 Northern Boulevard
                           East Hills, New York 11548
                    (Address of Principal Executive Offices)

                                PALL CORPORATION
                         MANAGEMENT STOCK PURCHASE PLAN
                            (Full title of the plan)

                         Mary Ann S. Bartlett, Secretary
                                Pall Corporation
                             2200 Northern Boulevard
                           East Hills, New York 11548
                     (Name and address of agent for service)

                                 (516) 484-5400
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                          CARTER LEDYARD & MILBURN LLP
                                  2 Wall Street
                          New York, New York 10005-2072
                           Attention: Heywood Shelley

                                      CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                           Proposed                Proposed                Amount of
    Title of securities         Amount to be            maximum offering        maximum aggregate          registration
      to be registered           registered              price per unit          offering price                fee
------------------------------------------------------------------------------------------------------------------------
Restricted Stock
  Units                       1,000,000 units             $26.105 (1)             $26,105,000 (1)           $2,111.90

Common Stock,
  $.10 par value              1,000,000 shs.                   -- (2)                      -- (2)                None

Common Share
  Purchase Rights             1,000,000 rights                 -- (3)                      -- (3)                None
------------------------------------------------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457(c) and (h) upon the basis of the average of the high and low prices ($26.41 and $25.80) of a share of the Common Stock as reported for New York Stock Exchange composite transactions on December 12, 2003. The number of restricted stock units purchased and awarded under the Plan will be determined by dividing a dollar amount by the closing price of a share of Common Stock as reported for New York Stock Exchange composite transactions on the date of award or purchase.

(2) Pursuant to Rule 457(i), no registration fee is payable for the Common Stock. Each restricted stock unit issued under the Plan is convertible, without the payment of additional consideration, into one share of the Common Stock being registered hereby.

(3) Included in the offering price of the Common Stock being registered hereby. Until the Distribution Date, as defined in the Rights Agreement providing for the Common Share Purchase Rights, such Rights will be transferable only with the Common Stock and will be evidenced by the certificates evidencing the Common Stock.

--------------------------------------------------------------------------------

     This Registration Statement shall become effective immediately upon filing as provided in Rule 462(a) under the Securities Act of 1933.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The Registrant hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission (Commission File No. 1-4311):

          (a) the Registrant's Annual Report on Form 10-K for the fiscal year ended August 2, 2003;

          (b) the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2003;

          (c) the Registrant's Current Report on Form 8-K bearing cover date of August 18, 2003; and

          (d) the descriptions of the Common Stock and the Common Share Purchase Rights of the Registrant contained in the Amendments No. 1, both dated April 20, 1999, to the Registrant's Registration Statements on Form 8-A, both dated September 10, 1992, for the registration of the Common Stock and the Common Share Purchase Rights pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), and any updates of such descriptions contained in any registration statement, report or amendment thereto of the Registrant hereafter filed under the Exchange Act.

     In addition, all documents subsequently filed by the Registrant pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and made a part of this Registration Statement from the date of filing of such documents.


Item 4. Description of Securities.

     Not required for the Common Stock and the Common Share Purchase Rights, both of which are registered under Section 12 of the Exchange Act.

     Each Restricted Stock Unit being registered hereby will, after a vesting period of three or four years, entitle the holder to receive one share of the Registrant's Common Stock, subject to certain forfeiture provisions set forth in the Registrant's Management Stock Purchase Plan as amended October 16, 2003 (the "Plan"). Restricted Stock Units will vest automatically in accordance with and subject to the provisions of the Plan. An owner of a Restricted Stock

Unit will not have any of the rights of a holder of Common Stock until such Restricted Stock Unit has vested and the owner has received a share of Common Stock in respect thereof.

     Owners of Restricted Stock Units will be entitled to receive dividend equivalent Restricted Stock Units as of each date that a dividend is paid on Common Stock. The number of dividend equivalent Restricted Stock Units to be credited to participants in the Plan on a dividend payment date will be determined by first multiplying (A) the number of Restricted Stock Units owned by the participant on such date by (B) the per-share dollar amount of the dividend paid on such date, and then dividing the resulting amount by the closing price for New York Stock Exchange composite transactions of a share of Common Stock on such dividend payment date.

     In the event a "Change in Control" (defined below) of the Registrant occurs, all Restricted Stock Units owned by participants in the Plan will vest on the date a Change of Control occurs.

     "Change in Control" means the occurrence of any of the following:

          (a) the "Distribution Date" as defined in Section 3 of the Rights Agreement dated as of November 17, 1989 between the Registrant and United States Trust Company of New York, as Rights Agent, as the same may have been amended or extended to the time in question or in any successor agreement (the "Rights Agreement") (see Exhibits 4(a) and 4(b) to this Registration Statement); or

          (b) any event described in Section 11(a)(ii)(B) of the Rights Agreement; or

          (c)  any event described in Section 13 of the Rights Agreement; or

          (d) the date on which the number of duly elected and qualified directors of the Registrant who were not either elected by the Board of Directors or nominated by the Board of Directors or its Nominating Committee for election by the shareholders shall equal or exceed one-third of the total number of directors of the Registrant as fixed by its by-laws;

however, no Change in Control will be deemed to have occurred, and no rights arising upon a Change in Control as provided in Section 8 of the Plan will exist, to the extent that the Board of Directors so determines by resolution adopted prior to the Change in Control.


Item 5. Interests of Named Experts and Counsel.

     Carter Ledyard & Milburn LLP, counsel for the Registrant, has given the opinion being filed as Exhibit 5 to this Registration Statement as to the legality of the securities being registered hereby. Heywood Shelley, counsel to Carter Ledyard & Milburn LLP, is a director of the Registrant and the owner of 10,000 shares of the Registrant's Common Stock. In addition, Mr. Shelley holds options granted by the Registrant to purchase an additional 7,500 shares of Common Stock., exercisable as to 3,750 shares currently or within 60 days of the date of this Registration Statement.


Item 6. Indemnification of Directors and Officers.


     Reference is made to Sections 721 through 725 of the Business Corporation Law of the State of New York, the Registrant's jurisdiction of incorporation, which provides for indemnification of directors and officers under certain circumstances.

     Consistent with the said Sections 721 through 725, Article VII of the Registrant's Bylaws provides in part as follows:

                                   ARTICLE VII

                                 Indemnification
                                 ---------------

          "Section 7.01 Indemnification by the Corporation. The corporation shall, to the fullest extent permitted by applicable law, indemnify any person made or threatened to be made a party to any action or proceeding, whether civil, criminal, administrative or investigative (and whether or not (i) by or in the right of the corporation to procure a judgment in its favor or (ii) by or in the right of any Other Entity (as defined below) which such person served in any capacity at the request of the corporation, to procure a judgment in its favor), by reason of the fact that such person, or his or her testator or intestate, is or was a director or officer of the corporation or served such Other Entity in any capacity at the request of the corporation, against all judgments, fines, amounts paid in settlement and all expenses, including attorneys' and other experts' fees, costs and disbursements, actually and reasonably incurred by such person as a result of such action or proceeding, or any appeal therein, or actually and reasonably incurred by such person (a) in making an application for payment of such expenses before any court or other governmental body, or (b) in otherwise seeking to enforce the provisions of this Section 7.01, or (c) in securing or enforcing such person's rights under any policy of director or officer liability insurance provided by the corporation, if such person acted in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of services for any Other Entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that such person did not act in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any Other Entity, not opposed to, the best interests of the corporation or that he or she had reasonable cause to believe that his or her conduct was unlawful.

          "However, (i) no indemnification may be made to or on behalf of any such person if a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled; (ii) no indemnification may be made if there has been a settlement approved by the court and the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement; (iii) except as provided in the immediately following paragraph hereof, the corporation shall not be obligated to indemnify any person by reason of the adoption of this Section
     7.01 if and to the extent such person is entitled to be indemnified under a policy of insurance as such policy would apply in the absence of the adoption of this Section 7.01; and (iv) in the event of a proceeding by or in the right of the corporation to procure a judgment in its favor, no indemnification may be made if it is settled or otherwise disposed of or such person shall have been finally adjudged liable to the corporation, unless (and only to the extent that) the court in which the action was brought, or if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

          "Any expense described in the first paragraph of this Section 7.01 that is incurred by any person entitled to indemnification under this
     Section  7.01,  or who would be  entitled  to  indemnification  under  this
     Section 7.01 but for clause "(iii)" of the immediately preceding paragraph, shall be paid or reimbursed to such person by the corporation in advance of the final disposition of any related action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount to the corporation to the extent, if any, that such person (i) is ultimately found not to be entitled to indemnification or (ii) receives reimbursement for such expenses under a policy of insurance paid for by the corporation. Such advances shall be paid by the corporation to such person within twenty days following delivery of a written request therefor by such person to the corporation. No payment made by the corporation pursuant to this paragraph shall be deemed or construed to relieve the issuer of any insurance policy of any obligation or liability which, but for such payment, such insurer would have to the corporation or to any director or officer of the corporation or other individual to whom or on whose behalf such payment is made by the corporation.

     . . .

          "A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in this Section 7.01 shall be entitled to (i.e., has a legally binding right against the corporation to) the indemnification authorized by this Section 7.01. Except as provided in the immediately preceding sentence, any indemnification provided for in this Section 7.01 (unless ordered by a court under Section 724 of the [New York] Business Corporation Law), shall be made by the corporation only if authorized in the specific case:

               (1) By the board of directors acting by a quorum consisting of directors who are not parties to such action or proceeding for which indemnification is sought, upon a finding that the person seeking indemnification has met the standard of conduct set forth in the first two paragraphs of this Section 7.01, or,

               (2) If a quorum under the immediately preceding subparagraph is not obtainable or, even if obtainable, a quorum of disinterested directors so directs:

                    (A) by the board upon the opinion in writing of  independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in said first two paragraphs has been met by such person, or

                    (B) by the  shareholders  upon a finding that the person has met the applicable standard of conduct set forth in said first two paragraphs.

          "Notwithstanding any other provision hereof, no amendment or repeal of this Section 7.01, or any other corporate action or agreement which prohibits or otherwise limits the right of any person to indemnification or advancement or reimbursement of reasonable expenses hereunder, shall be effective as to any person until the 60th day following notice to such person of such action, and no such amendment or repeal or other corporate action or agreement shall deprive any person of any right hereunder arising out of any alleged or actual act or omission occurring prior to such 60th day.

     . . .

          "For purposes of this Section 7.01, . . . the term "Other Entity" shall mean a corporation (other than the corporation) of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise. . . .

          "Section 7.02 Non-Exclusivity. The rights granted pursuant to or provided by the provisions of Section 7.01 to any person shall be in addition to and shall not be exclusive of any other rights to indemnification and expenses to which any such person may otherwise be entitled by law, contract or otherwise."

     The Registrant has policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act of 1933.

Item 7. Exemption from Registration Claimed.

     Not applicable.


Item 8. Exhibits.

     The index to exhibits appears on the page immediately following the signature pages of this Registration Statement.


Item 9. Undertakings.

     (1) The undersigned Registrant hereby undertakes

          (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act and incorporated herein by reference;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, unless the information required to be included in such post-effective amendment is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act and incorporated herein by reference;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (d) that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of East Hills, State of New York, on the 16th day of December, 2003.


                                            PALL CORPORATION



                                            By:/s/ Marcus Wilson
                                               -----------------
                                                   Marcus Wilson
                                                    President



                                POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes Eric Krasnoff, Marcus Wilson and Mary Ann S. Bartlett, and each of them singly, his true and lawful attorneys-in-fact with full power to execute in the name of such person, in the capacities stated below, and to file, such one or more amendments to this Registration Statement as the Registrant deems appropriate, and generally to do all such things in the name and on behalf of such person, in the capacities stated below, to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission thereunder, and hereby ratifies and confirms the signature of such person as it may be signed by said attorneys-in-fact, or any one of them, to any and all amendments to this Registration Statement.

                             ----------------------

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement and the above power of attorney have been signed on December 16, 2003, by the following persons in the capacities indicated.

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           Signature                                 Title
           ---------                                 -----



           /s/ Eric Krasnoff                 Chairman and Chief Executive
---------------------------------------       Officer (Principal Executive
           Eric Krasnoff                         Officer) and Director




           /s/ John Adamovich                Chief Financial Officer,
---------------------------------------      Group Vice President and Treasurer
           John Adamovich, Jr.                (Principal Financial Officer)




           /s/ Lisa McDermott                Chief Corporate Accountant
---------------------------------------      (Principal Accounting Officer)
           Lisa McDermott



           /s/ Abraham Appel                         Director
---------------------------------------
           Abraham Appel



           /s/ Daniel J. Carroll, Jr.
---------------------------------------
           Daniel J. Carroll, Jr.                    Director



                                                     Director
---------------------------------------
           John H.F. Haskell, Jr.



           /s/ Ulric Haynes, Jr.                     Director
---------------------------------------
           Ulric Haynes, Jr.

           /s/ Edwin W. Martin, Jr.
---------------------------------------
           Edwin W. Martin, Jr.                      Director



           /s/ Katharine L. Plourde                  Director
---------------------------------------
           Katharine L. Plourde



           /s/ Heywood Shelley                       Director
---------------------------------------
           Heywood Shelley



           /s/ Edward L. Snyder                      Director
---------------------------------------
           Edward L. Snyder



           /s/ Edward Travaglianti                   Director
---------------------------------------
           Edward Travaglianti



           /s/ James D. Watson                       Director
---------------------------------------
           James D. Watson



           /s/ Marcus Wilson                         Director
---------------------------------------
           Marcus Wilson

                                  EXHIBIT INDEX


Exhibit No.
-----------

(4)(a)* Rights Agreement dated as of November 17, 1989, between the Registrant and United States Trust Company of New York, as Rights Agent, filed as Exhibit I to the Registrant's Registration Statement on Form 8-A (File No. 1-4311) dated September 10, 1992, for the registration of the Common Share Purchase Rights pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the "Form 8-A")

(4)(b)* Amendment No. 1, dated as of April 20, 1999, to the above listed Rights Agreement, filed as Exhibit II to Amendment No. 1, dated April 20, 1999, to the Form 8-A

(5)              Opinion of Carter Ledyard & Milburn LLP

(23)(a)          Consent of Carter Ledyard & Milburn LLP (included in Exhibit 5)

(23)(b)          Consent of KPMG LLP

(23)(c)          Consent of The Mentor Group, Inc.

(24) Powers of Attorney (included in the signature pages of this Registration Statement)

(99)* Pall Corporation Management Stock Purchase Plan as amended effective October 16, 2003, filed as Exhibit 10.26 to the Registrant's Annual Report on Form 10-K for the fiscal year ended August 2, 2003
------------
* Incorporated herein by reference.



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